EXHIBIT 4.4

AMENDMENT NO. 2 TO RIGHTS AGREEMENT

This Amendment No. 2 (the “Amendment), dated as of May 1, 2002 is among Arthur J. Gallagher & Co., a Delaware corporation (the “Company”), Harris Trust and Savings Bank, and Illinois banking association organized under the laws of the United States of America, as Rights Agent pursuant to Assignment and Assumption Agreement dated July 31, 1990, (“Harris”) and Computershare Investor Services, LLC, a Delaware limited liability company (“Computershare”), to the Rights Agreement dated as of May 12, 1987, between the Company and Continental Illinois National Bank and Trust of Chicago (“Rights Agreement”).

W I T N E S S E T H

WHEREAS, the Company and Harris previously entered into an Assignment and Assumption Agreement dated July 31, 1990, pursuant to which the Harris was assigned to serve as the Rights Agent under the Rights Agreement; and

WHEREAS, the Company desires to appoint Computershare as successor Rights Agent under the Rights Agreement, effective as of May 1, 2002, and as of such date, Harris will be relieved of its duties as Rights Agent under the Rights Agreement; and

WHEREAS, in connection with the termination of Harris as Rights Agent and the appointment of Computershare as successor Rights Agent, the Company, Harris and Computershare desire to amend the Rights Agreement in certain respects.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

Section 1.  Termination of Rights Agent.  The Company hereby terminates Harris as Rights Agent under the Rights Agreement, effective as of May 1, 2002.

Section 2.  Appointment of the Successor Rights Agent.  The Company hereby appoints Computershare as successor Rights Agent under the Rights Agreement, effective as of May 1, 2002, and Computershare hereby accepts such appointment.

Section 3.  Amendment of Rights Agreement.  Effective as of the date of appointment of Computershare as successor Rights Agent, the Rights Agreement shall be amended as follows:

(a)      Section 21 of the Rights Agreement is hereby amended by deleting the sentence that begins on page 31 with “Any successor Rights Agent…” and ends on page 31 with “…surplus of at least $50 million.” and submitting in lieu thereof the following sentence:

“Any successor Rights Agent, whether appointed by the Company or by such a court, shall be (a) a corporation, limited liability company or trust company (or similar form of entity under the laws of any state of the United States or a foreign jurisdiction) authorized to conduct business under the laws of the United States or any state of the United States, which is authorized under such laws to exercise corporate trust, fiduciary or stockholder services powers and is subject to supervision or examination by a federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $10,000,000 or (b) an Affiliate controlled by an entity described in clause (a) of this sentence.”

(b)      Section 25 of the Rights Agreement is hereby amended by deleting the address for notice or demand to be given to the Rights Agent therein and substituting in lieu thereof the following:

“Computershare Investor Services, LLC

Two North LaSalle Street

Chicago, Illinois 60602

Attention: Keith Bradley

with a copy to:

Computershare Investor Services, LLC

Two North LaSalle Street

Chicago, Illinois 60602

Attention: Steven Rothbloom”

(c)      All references in the Rights Agreement to “Continental Illinois National Bank and Trust Company of Chicago” as Rights Agent shall for all purposes be deemed to refer to “Computershare Investor Services, LLC.”

Section 4. Continued Effectiveness. Except as amended hereby, the Rights Agreement shall remain in full force and effect.

Section 5. Execution in Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

Section 6. Except as otherwise expressly provided herein, or unless the context otherwise requires, all terms used herein have the meanings assigned to them in the Rights Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year above written.

ARTHUR J. GALLAGHER & CO.

By:	/s/ John C. Rosengren

Its:	Vice President and General Counsel

HARRIS TRUST AND SAVINGS BANK

By:	/s/ Martin J. McHale

Its:	Vice President

COMPUTERSHARE INVESTOR SERVICES, LLC

By:	/s/ Keith Bradley

Its:	Manager, Client Services